ENB FINANCIAL CORP

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports First Quarter 2011 Results

(April 12, 2011) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the first quarter of 2011 of $1,697,000, a $229,000, or 15.6% increase, over the $1,468,000 earned during the first quarter of 2010.  Earnings per share for the first quarter of 2011 were $0.59 compared to $0.52 for the same period in 2010.

The Corporation’s core earnings or net interest income (NII) of $5,647,000 for the quarter ended March 31, 2011, represents an increase of $304,000, or 5.7%, over the first quarter of 2010.  The improvement in NII was primarily generated by $493,000 of savings on deposit costs, a 25.6% reduction, and $122,000 of savings on borrowing costs, a 13.8% reduction.  Rate decreases throughout the past year have enabled the Corporation to hold deposit rates significantly lower in the first quarter of 2011 compared to the first quarter of 2010.  In addition, the Corporation was able to take advantage of the low-rate environment by obtaining inexpensive wholesale funding and reducing the overall cost of long-term borrowings. Conversely, the lower rates decreased total interest income by $311,000, or 3.8%, primarily due to lower interest income on the Corporation’s securities, which declined $167,000, or 6.5%, and lower interest income on the Corporation’s loans, which declined $147,000, or 2.6%.  The majority of security reinvestment has been occurring at lower rates due to the historically low interest rate environment. The refinancing and conversion opportunities on the Corporation’s loans continue to decline, as most borrowers with the ability to refinance or convert to variable rate loans have already done so.

The provision for loan losses was $450,000 for the quarter ended March 31, 2011, matching the provision expense for the same quarter in 2010.  The provision expense was increased significantly in the fourth quarter of 2009 to cover higher commercial loan charge-offs and has remained at this increased level throughout 2010 and through the first quarter of 2011.  The allowance for loan losses as a percentage of total loans stood at 1.79% as of March 31, 2011 compared to 1.42% as of March 31, 2010.  Non-performing loans declined from 1.34% as of March 31, 2010 to 0.52% as of March 31, 2011.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, decreased $118,000, or 7.8%, for the three months ended March 31, 2011, compared to the same period in 2010.  The decrease was a result of a decline in service fees of $114,000, or 21.0%, for the three months ended March 31, 2011, compared to the same period in 2010.  The majority of the decline was due to lower overdraft fees resulting from new regulatory changes that became effective in the third quarter of 2010.

The gain on the sale of securities increased by $178,000 for the three months ended March 31, 2011, compared to the same period in 2010.  Due to favorable market conditions, the Corporation was able to generate significant gains on the sale of a number of securities throughout the first quarter of 2011.

The gain on the sale of mortgages increased by $39,000 for the three months ended March 31, 2011, compared to the same period in 2010.  This was due to increased mortgage volume during the first quarter of 2011.

Total operating expenses increased $153,000, or 3.2%, for the three months ended March 31, 2011, compared to the same period in 2010.  Salary and benefit expenses increased by $160,000, or 5.9%, for the first quarter of 2011 compared to the same quarter in 2010. FDIC insurance expenses increased by $54,000, or 32.1%, for the first quarter of 2011 compared to the same quarter in 2010.  The base assessment rate paid for FDIC insurance increased in 2011, resulting in higher premium expenses.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2011 were 0.93% and 9.30% respectively, compared with 0.81% and 8.52% for the first quarter of 2010.

As of March 31, 2011, the Corporation had total assets of $755.6 million, up 1.1%; total stockholder’s equity of $75.5 million, up 5.2%; total deposits of $594.9 million, up 0.6%; and total loans of $423.3 million, down 3.0%, from the balances as of March 31, 2010.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank.  Ephrata National Bank operates from eight full-service locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry, and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the corporation’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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